Collective Brands Concludes Institutional Investor Conference

- Company Gives Insight Into How It Intends To Leverage its Three Complementary Business Units,
Expanded Business Model and Strong Brand Portfolio to Accelerate Profitable Growth Across All Channels -

TOPEKA, Kan., Sept. 27 /PRNewswire-FirstCall/ — Collective Brands, Inc. (NYSE: PSS), at its first investor conference since its launch and transformation through the acquisition of The Stride Rite Corporation by Payless ShoeSource, Inc., provided analysts and investors with additional detail on its business strategies, unique competitive capabilities and enhanced financial and operating goals that will drive greater growth than each company would have achieved standing alone.

“Collective Brands will be more than simply the sum strength of our business units’ individual core competencies, expertise and heritage; we intend to leverage this exceptional foundation to become the preeminent, consumer-centric, global footwear, accessories and lifestyle brand company,” said Matthew E. Rubel, chief executive officer and president of Collective Brands, Inc., at a meeting held today in New York.

The Company provided investors with financial targets it expects to achieve:

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Excluding the impact of purchase accounting, the acquisition is expected to be accretive to earnings per share in 2008 as the Stride Rite unit’s earnings contribution is expected to exceed the incremental interest expense. Due to the impact of purchase accounting, the Stride Rite acquisition is not expected to be earnings per share accretive in 2008 on a GAAP basis.

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Excluding purchase accounting, the 2006 - 2009 compound annual growth rate in operating profit is expected to be in the mid-to-upper teens. Including purchase accounting, the 2006 - 2009 compound annual growth rate in operating profit is expected to be in the low-teens on a GAAP basis.

•	Cumulative synergies from 2008-2010 in the range of $45 million to $50 million.

•	Specific year synergies of $5 million in 2008; $12 million to $15 million in 2009; and $25 million to $30 million in 2010.

•	Leverage ratio as defined by lease adjusted total debt/EBITDAR expected to return to pre-acquisition level by end of 2009, approximating 4.6 times.

Collective Brands hybrid (retail/wholesale/licensing business model) is expected to drive improvement in:

•	Sales growth through world class brand building and consumer centric focus

•	Gross margin by leveraging significant sourcing and manufacturing benefits

•	Capital utilization as its less capital intensive wholesaling business grows

•	Liquidity and cash flow generation in excess of a pure retail model

•	Asset efficiency as expected improved working capital productivity results from leveraging physical distribution network and inventory management systems

In their individual presentations, the CBI management team outlined specific initiatives, across each business unit and business discipline, including marketing, merchandising process and drivers, retail operations, brand management, licensing, wholesale and supply chain, designed to capitalize on key industry growth trends and the company’s competitive advantages:

•	Well-recognized and growing portfolio of brands

•	Hybrid business model with diverse channels to serve customers

•	Strong marketplace positioning

•	Enhanced international growth opportunities

•	Vertically-integrated, highly efficient supply chain

•	Effective growth and integration strategies at Stride Rite

•	Seasoned management team

All of the presentations made by CBI management are available on the Company’s website at www.collectivebrands.com.

About Collective Brands, Inc. and Forward Looking Statements

Collective Brands, Inc. is the holding company of three business units: Payless ShoeSource, Stride Rite, and Collective Licensing International. At this time, Collective Brands, Inc. continues to trade under the symbol (PSS). Payless ShoeSource is the largest specialty family footwear retailer in the western hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. The unit also markets products for children and adults under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger Footwear, Saucony, and Robeez. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping on, each of Collective Brands’ units can be found at www.collectivebrands.com.

This release contains one or more forward-looking statements. Forward-looking statements are identified by words such as “will,” “expected,” and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: the risk that the businesses will not be integrated successfully or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the suppliers; changes in existing or potential duties, tariffs or quotas and the application thereof; changes in relationships between the United States and foreign countries; changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom we source are located or in which we operate stores or otherwise do business; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores; performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism or war; strikes, work stoppages and/or slowdowns by unions that play a significant role in the manufacture, distribution or sale of product; congestion at major ocean ports; changes in commodity prices such as oil; and changes in the value of the dollar relative to the Chinese Yuan and other currencies; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to the Company's 2006 Annual Report on Form 10-K for the fiscal year ended 2006 and Form 10-Q for the fiscal quarter ended August 4, 2007 for more information on these and other risk factors that could cause actual results to differ. Collective Brands does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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